Exhibit 99.1

News Release For Immediate Release

CATASYS ONTRAK PROGRAM DELIVERS 54% SAVINGS FOR HEALTH PLANS

Proven Savings Drive Industry Adoption

Los Angeles, California – January 24, 2018 – Catasys, Inc. (NASDAQ:CATS), which harnesses proprietary big data predictive analytics, artificial intelligence and telehealth, combined with human engagement, to deliver improved member health and cost savings to health plans through integrated technology enabled treatment solutions, today announced that its OnTrak program has reduced costs for enrolled members by an average of 54%, or $1,338 per member per month (PMPM). These savings were primarily driven by declines in inpatient hospital admissions and emergency room visits. Prior to enrollment, PMPM claims costs for members enrolled in OnTrak averaged $2,498. After enrollment in OnTrak, PMPM claims costs were an average of $1,160. The savings data include OnTrak members in Commercial, Medicare and Medicaid lines of business across more than a 2 year period ending June 2017. The savings Catasys has demonstrated has driven expansion within existing customers and the addition of other major plans to the pipeline.

These savings have been consistent, and while they represent only initial program results they delivered tens of millions of dollars in savings for Catasys health plan customers. Catasys is in the early stages of rolling out OnTrak with its health plan customers, including 6 of the largest health plans in the nation. As those rollouts continue, the savings are expected to increase exponentially.

Many health plan members with behavioral health conditions avoid behavioral healthcare, resulting in exacerbation of co-occurring chronic medical conditions and expensive emergency room visits and hospitalizations. Catasys uses artificial intelligence and big data predictive analytics to identify health plan members suffering from untreated behavioral health disorders, whose overall health can be significantly improved, and high medical costs significantly reduced through Catasys’ OnTrak program. While these members historically avoid behavioral healthcare, Catasys has a unique ability to engage them leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance matched with data driven motivational and consumer engagement technologies. Members participate in a 52-week outpatient program that is “fingerprinted” to each member’s individual needs and leverages integrated face-to-face or telehealth psychotherapy, pharmacotherapy and telephonic and digitally supported nurse-delivered care coaching to effect behavioral change that improves health and reduces costs.

“We are pleased to share the latest results of our OnTrak program,” said Rick Anderson, Catasys President and Chief Operating Officer, “These results provide compelling evidence that our digital and AI approach to identifying, engaging, and personalizing the treatment of OnTrak enrolled members results in significant health improvements for members and demonstrable savings for our health plan partners. This also further validates the results of a poster-presented at the American Society of Addiction Medicine Annual Conference in 2015 by one of our national health plan partners, demonstrating that costs for members treated in the OnTrak program declined -46% while costs for untreated members increased +14%.”

About Catasys, Inc.

Catasys, Inc. harnesses proprietary big data predictive analytics, artificial intelligence and telehealth, combined with human intervention, to deliver improved member health and cost savings to health plans through integrated technology enabled treatment solutions. It is our to provide access to affordable and effective care, thereby improving health and reducing cost of care for people who suffer from the medical consequences of behavioral health conditions; helping these people and their families achieve and maintain better lives.

Catasys' OnTrak solution--contracted with a growing number of national and regional health plans--is designed to treat members with behavioral conditions that cause or exacerbate co-existing medical conditions. Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance matched with data driven motivational and consumer engagement technologies.

OnTrak integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient solution. The program is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. OnTrak is available to members of several leading health plans in Connecticut, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Catasys, Inc.
Laura Robinette, 310-444-4346